Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Zosano Pharma Corporation on Form S-8 of our report (which includes an explanatory paragraph as to the Company’s ability to continue as a going concern) dated March 25, 2019, with respect to our audits of the financial statements of Zosano Pharma Corporation as of December 31, 2018 and 2017 and for the years then ended appearing in the Annual Report on Form 10-K of Zosano Pharma Corporation for the year ended December 31, 2018. We were dismissed as auditors on May 28, 2019 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in the Registration Statement for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

August 14, 2019